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                                                                     EXHIBIT 8.1




                                 July   , 2000



Board of Directors
Gabriel Communications, Inc.
16090 Swingley Ridge Rd.
Suite 500
Chesterfield, Missouri  63017

Dear Board of Directors:

              This opinion is being delivered to you in connection with the Form S-4 Information Statement/Prospectus (the "Information Statement/Prospectus") filed pursuant to the Agreement and Plan of Merger dated as of June 9, 2000 (the "Merger Agreement"), by and among Gabriel Communications, Inc., a Delaware corporation ("Gabriel"), Triangle Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Gabriel ("Merger Sub"), and State Communications, Inc., a South Carolina corporation (the "Company"). Unless otherwise indicated, capitalized terms used herein shall have the meaning ascribed to them in the Information Statement/Prospectus.

              In rendering this opinion, we have reviewed copies of the Merger Agreement, the Information Statement/Prospectus, letters containing certain representations that have been executed by officers of Gabriel (on its behalf and on behalf of Merger Sub) and the Company, dated the date hereof (the "Representation Letters") and such other documents as we have deemed necessary or relevant for purposes of this opinion.

              In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as copies, (v) the accuracy and completeness of all documents made available to us, (vi) the accuracy as to the facts of all representations, warranties and written statements, (vii) the accuracy of the facts concerning the Merger that have come to our attention during the engagement, (viii) the Merger will be consummated in the manner described in the Merger Agreement and that all covenants therein or contemplated thereby are or will be performed without waiver or breach thereof, (ix) the Merger will be reported by Gabriel and the Company on their respective tax returns in a manner consistent with the opinion as set forth below, and (x) any representation or statement made and qualified





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with respect to "knowledge" or otherwise similarly qualified is correct without such qualification. We have also assumed, without investigation, that all documents, warranties and covenants relating to the Merger on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

              Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all such facts, information, covenants, statements and representations through and as of the effective date of the Merger. Any material change in the facts referred to, set forth, or assumed herein, in the Merger Agreement, in the Information Statement/Prospectus or in the Representation Letters could affect the conclusions stated herein.

              In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, interpretative rulings of the Internal Revenue Service, pertinent judicial authorities and such other authorities as we have considered relevant. It should be noted, however, that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the facts, information, covenants, statements, representations, or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect changes (including any changes that have retroactive effect) in the applicable statutes, regulations, judicial decisions or administrative interpretations, or any changes that would cause any statement, representation or assumption herein to no longer be true or correct.

              Based solely upon and subject to the foregoing, we are of the opinion that the federal income tax consequences to the parties, as set forth in the Information Statement/Prospectus in the sections entitled "Certain U.S. Federal Income Tax Consequences," "Questions and Answers About the Merger - Will I recognize gain or loss as a result of the merger?" and "Summary - Material U.S. Federal Income Tax Consequences of the Merger," in so far as they relate to matters of law, fairly describe the material federal income tax consequences of the Merger and are complete in all material respects.

              No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof.

              The foregoing opinion reflects our professional judgment as to the matters as to which it relates. Our opinion is based on, and assumes the validity of, the Code, rules and regulations promulgated thereunder and the interpretations thereof existing on this date. Our opinion represents judgments concerning complex and uncertain issues, and is not binding upon any other taxing authority. No assurance can be given that our opinion will not be challenged by





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any taxing authority or that any such challenge will not be successful. Any change in applicable law or any of the facts and circumstances described herein, or inaccuracy in any of the assumptions on which we have relied may affect the continuing validity of our opinion.

              This opinion is being delivered solely in connection with the filing of the Information Statement/Prospectus. It is intended for the benefit of Gabriel and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an Exhibit to the Information Statement/Prospectus and to the use of our name under the caption "Certain U.S. Federal Income Tax Consequences" in the Information Statement/Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission.




                                     Very truly yours,



                                     BRYAN CAVE LLP